Exhibit 99.1

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	(800) 255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES SECOND QUARTER 2009 EARNINGS
REAFFIRMS 2009 EARNINGS GUIDANCE

ST. LOUIS, MO., Aug. 6, 2009—Ameren Corporation (NYSE: AEE) today announced second  quarter 2009 net income in accordance with generally accepted accounting principles (GAAP) of $165 million, or 77 cents per share, compared to second quarter 2008 GAAP net income of $206 million, or 98 cents per share.  Excluding certain items in each year, Ameren recorded second quarter 2009 core (non-GAAP) net income of $161 million, or 75 cents per share, compared to second quarter 2008 core (non-GAAP) net income of $142 million, or 67 cents per share.

The increase in core (non-GAAP) earnings per share in the second quarter of 2009 over the same period in 2008 was principally because of new utility service rates in Illinois, effective October 1, 2008, and in Missouri, effective March 1, 2009, as well as lower plant operations and maintenance expenses and warmer weather.  The favorable earnings impact of the above factors was reduced by higher net fuel costs and the absence this year of the 2008 portion of a lump-sum payment from a coal supplier received last year as a result of the premature closure of a mine and the termination of a contract, among other items.

 “I am pleased to report that our second quarter earnings were in line with our expectations, and the company’s strong operating performance allows me to reaffirm our core 2009 earnings guidance of $2.70 to $3.05 per share,” said Thomas R. Voss, president and chief executive officer of Ameren Corporation.  “Rate relief, cost control and actions taken to reduce our exposure to price fluctuations in the wholesale energy markets are helping us weather difficult economic and market conditions in 2009.

“We are realizing the benefits from steps we took, beginning in late 2008, to reduce our planned capital and operations and maintenance costs,” Voss added.  “As we look ahead to 2010 and beyond, we are identifying further opportunities to tighten our belt for the good of all stakeholders.  In total, we have identified approximately $2 billion of opportunities to reduce capital expenditures for

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2010 through 2013, as compared to earlier plans.  Notably, in our non-rate-regulated, or merchant, generation business, we have eliminated approximately $1 billion of planned capital expenditures from this period.  In our regulated businesses, we have also identified and are carefully evaluating projects that may be eliminated or deferred to help our customers manage their costs in these tough economic times and further strengthen our financial profile.  However, we will not reduce costs to a level that would prevent us from providing safe and reliable service.  We are also looking carefully at planned operations and maintenance expenditures across our organization, but especially in our merchant generation business and business support functions.  We are aggressively managing power plant outage and labor costs, among other things.  Our objective is to significantly lower 2010 non-fuel operations and maintenance costs, relative to the 2008 level, in our merchant generation business.”

In the second quarter of 2009, warmer weather contributed to a 4% increase in kilowatthour sales to residential customers and a 1% increase in kilowatthour sales to commercial customers, compared to the year-ago quarter.  On a weather-normalized basis, Ameren estimates that second quarter 2009 residential and commercial kilowatthour sales were virtually unchanged from the year-ago period.  The slowing economy continued to affect the level of regulated electric sales to industrial customers, resulting in a 13% decline from the year-ago quarter, excluding the impact of reduced demand from AmerenUE’s largest customer, the Noranda Aluminum, Inc., smelter plant in New Madrid, Missouri.  Noranda’s plant sustained damage because of a power interruption on non-Ameren-owned power lines during a severe January 2009 ice storm.  Including Noranda, regulated industrial electric sales declined 17% in the second quarter of 2009, as compared to the year-ago quarter.

Despite solid operating performance, second quarter 2009 merchant generation output declined 4%, compared to the year-ago quarter, as lower power prices reduced the periods of time when the plants could profitably sell power in the open market.  However, the segment’s core earnings were not significantly affected due to proactive forward hedges of 2009 generation in prior years at higher-than-current market prices.

The following items are excluded from second quarter 2009 and second quarter 2008 core (non-GAAP) earnings, as applicable:

•
The net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement reached in 2007 reduced net income by $4 million in the second quarter of 2009 and by $8 million in the second quarter of 2008.

•  The net effects of mark-to-market activity increased net income by $8 million in the second quarter of 2009 and by $48 million in the second quarter of 2008.

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•
The 2009 portion of a lump-sum payment in the second quarter of 2008 from a coal supplier benefited second quarter 2008 net income by $16 million.  This portion of the payment was related to expected higher 2009 fuel costs for merchant generation as a result of the premature closure of a mine and termination of a contract.

•
The estimated minimum benefit of an accounting order from the Missouri Public Service Commission that gave AmerenUE the ability to seek recovery in its then-pending electric rate case of all, or a portion, of AmerenUE’s 2007 severe storm costs benefited second quarter 2008 net income by $8 million.

Net income in accordance with GAAP for the first six months of 2009 was $306 million, or $1.43 per share, compared to $344 million, or $1.64 per share, in the first half of 2008.  Excluding certain items in each year, Ameren recorded first half 2009 core (non-GAAP) net income of $275 million, or $1.29 per share, compared to first half 2008 core (non-GAAP) net income of $276 million, or $1.31 per share.  A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Second Quarter		Six Months
	2009	2008	2009	2008
GAAP earnings per share	$0.77	$0.98	$1.43	$1.64
Illinois electric rate relief settlement, net	0.02	0.04	0.04	0.07
Net unrealized mark-to-market activity	(0.04)	(0.23)	(0.18)	(0.28)
Coal contract settlement - 2009 portion	–	(0.08)	–	(0.08)
Accounting order for severe storms	–	(0.04)	–	(0.04)
Core (non-GAAP) earnings per share	$0.75	$0.67	$1.29	$1.31

2009 Earnings Guidance

Ameren also announced today that it has reaffirmed its expectations for full-year 2009 GAAP and core (non-GAAP) earnings.  GAAP earnings for 2009 continue to be expected in the range of $2.63 to $2.98 per share, and core (non-GAAP) earnings continue to be expected in the range of $2.70 to $3.05 per share.  GAAP and core (non-GAAP) guidance includes the estimated effect on earnings of cooler-than-normal July 2009 weather.  An estimated 7 cents per share negative impact in 2009 from the 2007 settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance is excluded from core (non-GAAP) earnings guidance.  Any net unrealized mark-to-market gains or losses will affect GAAP earnings, but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.

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 Ameren expects its business segments to provide the following contributions to full year 2009 core (non-GAAP) earnings per share:

Missouri Regulated                                                                                            $1.05     -    $1.15
Illinois Regulated                                                                                                  0.45     -      0.55
Merchant Generation                                                                                           1.20     -      1.35
2009 Core (Non-GAAP) Earnings Guidance Range                                      $2.70     -     $3.05

These estimated segment contributions have been updated to reflect revised load and revenue forecasts and July’s mild weather, among other things.

Ameren’s earnings guidance for 2009 assumes normal weather for the balance of the year and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Missouri Regulated Segment Earnings

Core (non-GAAP) earnings in the second quarter of 2009 were $80 million, comparable to year-ago results.  The primary factors positively impacting second quarter 2009 earnings as compared to the year-ago period were higher electric rates, effective March 1, 2009, warmer 2009 weather and lower plant operations and maintenance costs.  These factors were offset by higher net fuel costs, lower electric margins as a result of reduced industrial load, including lower sales to the Noranda Aluminum smelter plant, and higher financing and depreciation and amortization expenses.  Missouri regulated operations recorded GAAP earnings in the second quarter of 2009 of $82 million, $40 million less than in the second quarter of 2008.  The GAAP earnings decrease was the result of reduced income from net mark-to-market activity, which in the prior-year period included gains on non-qualifying hedges of transportation costs, and the previously-mentioned benefit, in the second quarter of 2008, of the accounting order from the Missouri Public Service Commission related to 2007 severe storm costs.

Illinois Regulated Segment Earnings

Core (non-GAAP) earnings in the second quarter of 2009 were $17 million versus a loss of $9 million in the second quarter of 2008.  This earnings improvement was primarily due to higher electric and natural gas delivery service rates, effective October 1, 2008.  The increase was offset by higher storm restoration, financing and depreciation and amortization expenses, among other things.  Illinois regulated operations recorded GAAP earnings in the second quarter of 2009 of $15 million versus a loss of $14 million in the second quarter of 2008.  In addition to the items noted above, this GAAP

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earnings increase was primarily due to lower costs in 2009 related to the 2007 Illinois electric settlement agreement.

Merchant Generation Segment Earnings

Core (non-GAAP) earnings in the second quarter of 2009 were $73 million, down from $77 million earned in the second quarter of 2008.  This decline reflected the absence this year of the previously mentioned 2008 portion of a lump-sum payment from a coal supplier, which increased the year-ago period core earnings by $21 million.  In addition, merchant generation operations incurred higher financing and depreciation and amortization expenses, which were only partly offset by lower plant operations and maintenance costs.  While market prices for power were substantially lower in the second quarter of 2009, as compared to the year-ago period, the segment’s core earnings were not significantly affected because of proactive forward physical and financial hedges of 2009 generation in prior years at higher-than-current market prices.  GAAP earnings from merchant generation operations in the second quarter of 2009 were $75 million, down from $98 million in the second quarter of 2008.  In addition to the items noted above, this decline in GAAP earnings was driven by the absence of the previously-mentioned 2009 portion of a lump-sum payment from a coal supplier recorded in 2008 and reduced income from net mark-to-market activity, partially offset by lower costs related to the 2007 Illinois electric settlement agreement.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Thursday, August 6, to discuss second quarter 2009 earnings and other matters.  Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q2 2009 Ameren Corporation Earnings Conference Call," followed by the appropriate audio link.  An accompanying slide presentation will be available on Ameren’s Web site.  This presentation will be posted in the “Investors” section of the Web site under “Presentations.”  The analyst call will also be available for replay on the Internet for one year.  In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from August 6 through August 13, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 328249.
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About Ameren

With assets of $23 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.  Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following:  the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, net mark-to-market gains or losses, the 2009 portion of a 2008 lump-sum payment from a coal supplier for expected higher fuel costs in 2009 as a result of the premature closure of a mine and termination of a contract, and the estimated minimum benefit of an accounting order from the Missouri Public Service Commission associated with the 2007 storm costs. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations such as the outcome of pending AmerenUE, AmerenCIPS, AmerenCILCO and AmerenIP rate proceedings, and future rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•	uncertainty as to the continued effectiveness of the Illinois power procurement process;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including AmerenUE and Ameren Energy Marketing Company;

•	enactment of legislation taxing electric generators, in Illinois or elsewhere;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;
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•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make the Ameren companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult or more costly;
•	our assessment of our liquidity;
•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	the impact of weather conditions and other natural phenomena on us and our customers;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;
•	impairments of long-lived assets or goodwill;
•
the recovery of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and investment in a combined nuclear plant construction and operating licensing application for a second unit at its Callaway nuclear plant;

•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be enacted over time, which could limit the operation of our generating units or otherwise have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.
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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Electric Sales - kilowatthours (in millions):
Missouri Regulated
Residential	3,045	2,881	6,742	6,859
Commercial	3,621	3,662	7,094	7,185
Industrial	1,731	2,210	3,360	4,488
Other	446	212	622	396
Native load subtotal	8,843	8,965	17,818	18,928
Off-system sales	3,051	2,930	6,301	6,041
Subtotal	11,894	11,895	24,119	24,969

Illinois Regulated
Residential
Generation and delivery service	2,646	2,573	5,594	5,655
Commercial
Generation and delivery service	1,426	1,517	2,795	2,959
Delivery service only	1,561	1,336	3,051	2,851
Industrial
Generation and delivery service	126	404	239	739
Delivery service only	2,581	2,740	5,185	5,607
Other	141	128	278	274
Native load subtotal	8,481	8,698	17,142	18,085

Non-rate-regulated Generation
Non-affiliate energy sales	6,168	5,928	11,713	12,315
Affiliate native energy sales	1,032	1,437	2,307	3,198
Subtotal	7,200	7,365	14,020	15,513

Eliminate affiliate sales	(1,032)	(1,437)	(2,307)	(3,198)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,356)	(1,128)	(2,661)	(2,378)

Ameren Total	25,187	25,393	50,313	52,991

Electric Revenues (in millions):
Missouri Regulated
Residential	$261	$227	$470	$445
Commercial	244	230	411	395
Industrial	84	94	143	170
Other	45	35	56	63
Native load subtotal	634	586	1,080	1,073
Off-system sales	91	150	224	304
Subtotal	725	736	1,304	1,377

Illinois Regulated
Residential
Generation and delivery service	288	255	567	513
Commercial
Generation and delivery service	141	151	275	285
Delivery service only	22	17	43	34
Industrial
Generation and delivery service	7	22	8	49
Delivery service only	9	7	17	14
Other	16	69	67	157
Native load subtotal	483	521	977	1,052

Non-rate-regulated Generation
Non-affiliate energy sales	322	289	626	606
Affiliate native energy sales	103	92	219	210
Other	(5)	29	27	44
Subtotal	420	410	872	860

Eliminate affiliate revenues	(113)	(120)	(243)	(273)
Ameren Total	$1,515	$1,547	$2,910	$3,016

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Electric Generation - megawatthours (in millions):
Missouri Regulated	11.7	12.2	24.0	25.1
Non-rate-regulated Generation
Ameren Energy Generating Company (Genco)	3.5	3.5	6.9	7.9
AmerenEnergy Resources Generating Company (AERG)	1.6	1.6	3.0	3.3
Electric Energy, Inc. (EEI)	1.5	1.8	3.4	3.8
AmerenEnergy Medina Valley Cogen, L.L.C.	-	-	0.1	0.1
Subtotal	6.6	6.9	13.4	15.1
Ameren Total	18.3	19.1	37.4	40.2

Fuel Cost per kilowatthour (cents)
Missouri Regulated	1.387	1.279	1.355	1.254
Non-rate-regulated Generation	2.010	1.846	1.983	1.875

Gas Sales - decatherms (in thousands)
Missouri Regulated	1,446	1,564	6,883	7,772
Illinois Regulated	11,030	13,677	54,171	64,460
Other	1,164	288	3,257	926
Ameren Total	13,640	15,529	64,311	73,158

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$82	$122	$103	$174
Illinois Regulated	15	(14)	40	2
Non-rate-regulated Generation	75	98	168	176
Other	(7)	-	(5)	(8)
Ameren Total	$165	$206	$306	$344

		June 30,		December 31,
		2009		2008
Common Stock:
Shares outstanding (in millions)		214.2		212.3
Book value per share		$33.36		$32.80

Capitalization Ratios:
Common equity		46.1%		45.9%
Preferred stock		1.3%		1.3%
Debt, net of cash		52.6%		52.8%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating Revenues:
Electric	$1,515	$1,547	$2,910	$3,016
Gas	169	243	690	855
Total operating revenues	1,684	1,790	3,600	3,871

Operating Expenses:
Fuel	287	200	561	502
Coal contract settlement	-	(60)	-	(60)
Purchased power	219	306	452	593
Gas purchased for resale	83	165	466	624
Other operations and maintenance	451	476	872	905
Depreciation and amortization	182	171	356	340
Taxes other than income taxes	97	89	207	202
Total operating expenses	1,319	1,347	2,914	3,106
Operating Income	365	443	686	765

Other Income and Expenses:
Miscellaneous income	17	19	33	38
Miscellaneous expense	(7)	(8)	(11)	(13)
Total other income	10	11	22	25

Interest Charges	124	118	242	218

Income Before Income Taxes	251	336	466	572

Income Taxes	83	119	153	206

Net Income	168	217	313	366

Less: Net Income Attributable to Noncontrolling Interests	3	11	7	22

Net Income Attributable to Ameren Corporation	$165	$206	$306	$344

Earnings per Common Share - Basic and Diluted	$0.77	$0.98	$1.43	$1.64

Average Common Shares Outstanding	213.6	209.5	213.1	209.1

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Six Months Ended
	June 30,
	2009	2008
Cash Flows From Operating Activities:
Net income	$313	$366
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	-	(2)
Net mark-to-market gain on derivatives	(56)	(94)
Coal contract settlement	-	(60)
Depreciation and amortization	364	350
Amortization of nuclear fuel	25	20
Amortization of debt issuance costs and premium/discounts	7	8
Deferred income taxes and investment tax credits, net	77	107
Other	11	4
Changes in assets and liabilities:
Receivables	93	15
Materials and supplies	109	16
Accounts and wages payable	(204)	(38)
Taxes accrued	77	(58)
Assets, other	53	32
Liabilities, other	68	65
Pension and other postretirement benefits	23	29
Counterparty collateral, net	(4)	(126)
Taum Sauk costs, net of insurance recoveries	(48)	(133)
Net cash provided by operating activities	908	501

Cash Flows From Investing Activities:
Capital expenditures	(846)	(798)
Nuclear fuel expenditures	(35)	(123)
Purchases of securities - nuclear decommissioning trust fund	(288)	(247)
Sales of securities - nuclear decommissioning trust fund	291	231
Purchases of emission allowances	(4)	(2)
Sales of emission allowances	-	2
Other	-	2
Net cash used in investing activities	(882)	(935)

Cash Flows From Financing Activities:
Dividends on common stock	(164)	(266)
Debt issuance costs	(47)	(9)
Dividends paid to noncontrolling interest holders	(16)	(21)
Short-term debt, net	(209)	(22)
Redemptions, repurchases, and maturities of long-term debt	(250)	(808)
Issuances:
Common stock	47	75
Long-term debt	772	1,335
Net cash provided by financing activities	133	284

Net change in cash and cash equivalents	159	(150)
Cash and cash equivalents at beginning of year	92	355

Cash and cash equivalents at end of period	$251	$205

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$251	$92
Accounts receivable - trade, net	450	502
Unbilled revenue	365	427
Miscellaneous accounts and notes receivable	337	292
Materials and supplies	733	842
Mark-to-market derivative assets	277	207
Other current assets	251	232
Total current assets	2,664	2,594
Property and Plant, Net	17,006	16,567
Investments and Other Assets:
Nuclear decommissioning trust fund	249	239
Goodwill	831	831
Intangible assets	150	167
Regulatory assets	1,616	1,653
Other assets	674	606
Total investments and other assets	3,520	3,496
TOTAL ASSETS	$23,190	$22,657

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$129	$380
Short-term debt	965	1,174
Accounts and wages payable	523	813
Taxes accrued	131	54
Interest accrued	126	107
Mark-to-market derivative liabilities	234	155
Other current liabilities	437	380
Total current liabilities	2,545	3,063
Long-term Debt, Net	7,321	6,554
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,194	2,131
Accumulated deferred investment tax credits	95	100
Regulatory liabilities	1,307	1,291
Asset retirement obligations	418	406
Pension and other postretirement benefits	1,486	1,495
Other deferred credits and liabilities	470	438
Total deferred credits and other liabilities	5,970	5,861
Ameren Corporation Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,835	4,780
Retained earnings	2,323	2,181
Accumulated other comprehensive income (loss)	(13)	-
Total Ameren Corporation stockholders' equity	7,147	6,963
Noncontrolling Interests	207	216
Total equity	7,354	7,179

TOTAL LIABILITIES AND EQUITY	$23,190	$22,657